                                                                Exhibit 10.12

                              [LETTERHEAD OF AT&T]




                                   June 7, 1996




Mr. Lars Nyberg
3600 Woodhollow Road
Kettering, Ohio  45429

Dear Lars:

          This letter agreement (Agreement) will supplement your offer of employment dated April 18, 1995 (attached), provided however, that certain provisions of this Agreement will replace and supersede the following provisions of the April 18, 1995 letter: "Special Individual Award", "Severance Benefit" and "Special Pension Arrangement", and such three provisions are null and void in their entirety. Moreover, this Agreement supersedes all verbal and written communication with you relative to your compensation, which occurred subsequent to the April 18, 1995 offer letter and prior to this Agreement.

(1) Completion Bonus: You will be provided a Completion Bonus by NCR Corporation ("NCR") or the spun-off NCR ("Newco"), based solely on your continued employment by NCR or Newco, as follows:

Date                          Amount

June 1, 1996                  $  375,000
June 1, 1997                  $  375,000
June 1, 1998                  $  375,000
June 1, 1999                  $3,875,000

          In the event of your (1) death, (2) "Disability" (as defined below),
(3) involuntary termination for other than "Cause" (as defined below), or (4) "Termination for Good Reason" (as defined below), you (or your estate in the event of your death) will be provided a one-time payment within 45 days of such termination or death, equal to $5,000,000 offset by what you have already received under the above schedule of payments.

          For purposes of this Agreement, "Cause" shall be defined as follows:
(1) your conviction (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty, or moral turpitude; or (2) gross omission or gross dereliction of any statutory or common law duty of loyalty to your employer. "Disability" shall be defined as your termination of employment for disability with eligibility to receive long term disability benefits under the terms of a company plan; and "Termination for Good Reason" shall be defined as voluntary termination by you on or before June 1, 1999 following (a) a reduction in annual total compensation (i.e., base salary, target annual incentive, "Long Term Incentive" as valued below) to less than $3,000,000, or (b) your ceasing to hold the position of Chief Executive Officer ("CEO") of NCR or Newco. For purposes of these definitions only (and not Sections (3) and (4) below), the dollar value of your annual "Long Term Incentive" grants shall be determined by valuing Performance Shares, Performance Units, Stock Units, Restricted Stock, Restricted Stock Units etc., at the market price at grant and assuming 100% performance achievement if such grants include performance criteria, and Stock Options and SARs will be valued at 50% of the market price of the shares or related shares at grant, as applicable.

          Moreover, if, (1) you continue to be employed as CEO of NCR or Newco, and (2) you are asked and you agree to sign an employment contract for an additional two year period beyond June 1, 1999, upon the later of (1) execution of that employment contract or (2) June 1, 1999, you will be paid a Re-enlistment Bonus of $2,000,000.

(2) 1995 Special Equity Grant: In September, 1995 you were provided a Special Equity Grant of 400,000 AT&T Leveraged Stock Options and 35,000 AT&T Restricted Stock Units. In the event of a spin-off of NCR and your continued employment with Newco, these Options and Restricted Stock Units will continue to become exercisable or vest, as applicable, in accordance with the schedule under which these incentive awards were granted.

In the event of your (1) involuntary termination from NCR or Newco for other than Cause or (2) Termination for Good Reason from NCR or Newco, these Options and Restricted Stock Units will continue to become exercisable or vest, as applicable in accordance with the schedule under which these incentive awards were granted, subject to the terms and conditions of these incentive award agreements as if you continued to be actively employed by Newco.

In the event of your death or Disability, these Options and Restricted Stock Units will become immediately exercisable or released of restrictions, as applicable.

(3) Spin-Off Payout: In the event of a spin-off of NCR, Newco will provide (and AT&T will cause Newco to provide) to you a Newco Stock Option grant with a $5,000,000 "face value" (i.e., market price per share at grant times the number of shares under this Stock Option grant = $5,000,000, with the "market price" per share being deemed to be the average of the daily high and low trading prices in the five trading days immediately following the date of the spin-off of NCR) and a grant of $5,000,000 "face value" (computed in the same manner) in Newco Restricted Shares/Units. These Stock Options and Restricted Shares/Units will become exercisable or cliff vest, as applicable, in September, 1999. In the event of your (1) involuntary termination from Newco for other than Cause or (2) Termination for Good Reason from Newco, these Options and Restricted Stock Shares/Units will continue to become exercisable or vest, as applicable, in accordance with the schedule under which these awards were granted, subject to their terms and conditions, i.e., as if you continued to be employed by Newco).

In the event of your death or Disability, these Options and Restricted Shares/Units will become immediately exercisable or released of restrictions, as applicable.

(4) Long Term Incentives at Newco: It is anticipated that, at least initially, long term incentives provided to you at Newco will be generally comparable to those currently provided to you at NCR.

          All of your unexercised AT&T Stock Options, and all of your undistributed/unvested AT&T Performance Shares/Stock Units, including the Leveraged Stock Option grants in (2) above, will be replaced with comparable awards based on Newco stock with share numbers and exercise prices, as applicable, adjusted to preserve the value (including any aggregate spread) of such awards at spin-off; provided, however, the Restricted Stock Units granted under (2) above will remain denominated in AT&T shares.

(5) Special Pension Arrangement Buyout: The terms of your April 18, 1995 offer of employment anticipated your ability to receive benefits under the Special Pension Arrangement after attainment of 10 years of service with AT&T or an affiliate of AT&T (e.g., NCR). The planned spin-off of NCR would prevent you from attaining such years of service. Accordingly, AT&T will pay you, upon consummation of the spin-off, a lump sum of $1,900,000 in lieu of all potential benefits and entitlements payable under the Special Pension Arrangement of your April 18, 1995 offer of employment. If you desire, AT&T will assist you in using this money (after income and employment tax withholding) to purchase a deferred annuity, payable at age 60, provided, that you expressly acknowledge that you will be subject to income taxation on such amount and AT&T makes no representation as to whether such amount will be adequate to purchase such an annuity which would approximate (based on a number of financial and actuarial assumptions) the stream of payments you would have received under the Special Pension Arrangement had you remained with AT&T/NCR for 10 years.

                                  ************

          Prior to spin-off, AT&T will cause NCR to establish a Rabbi Trust (Trust) with assets sufficient to fund the portion of the Completion Bonus that will be unpaid at the time of the spin-off, as well as the Re-enlistment Bonus. Under current IRS regulations, establishment of the Trust would not result in immediate taxable income to you. Benefits payable from the Trust, however, would be taxable income to you at the time of payment. The foregoing should not be considered tax advice to you, for which you should consult your own tax advisor.

          It is understood and agreed that prior to the date NCR is no longer an affiliate of AT&T (i.e., the date of the spin-off), you will sign an Agreement and Release (A&R) not to sue AT&T, NCR, or Newco, except to enforce obligations under the A&R. This A&R will identify those obligations under (1) this Agreement and (2) my April 18, 1995 employment letter agreement or (3) any subsequent letter agreement(s) amending or replacing these two letter agreements, which at the time of the spin-off have not been fully met and which Newco will assume. Other than such identified post spin-off obligations, you will waive any and all claims to salary, incentives payments or benefits of any kind. Additionally the A&R would include the following provision.

          "Employee, as his free and voluntary act and on behalf of himself, his heirs, administrators, executors, successors and assigns, hereby releases and discharges AT&T, NCR, and their respective subsidiaries and affiliates and the directors, officers, employees, and agents of each of them, of and from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever in tort, contract, by statute, or on any other basis for compensatory, punitive or other damages, expenses, reimbursements or costs of any kind, including, but not limited to, any and all claims, demands, rights, and/or causes of action arising out of allegations relating to a claimed breach of an alleged oral or written employment contract, or relating to purported employment discrimination or civil rights violations [such as, but not limited to, those arising under Title VII of the Civil Rights Acts of 1964 (42 U.S.C. Section 2000e, et seq.), the Civil Rights Acts of 1866 and 1871 (42 U.S.C. Sections 1981 and
          1983), Executive Order 11246, as amended, the Age Discrimination in Employment Act of 1967 (29 U.S.C. Section 621, et seq.), the Equal Pay Act of 1963 (29 U.S.C. Section 206(d)(1)), the Rehabilitation Act of 1973 (29 U.S.C. Sections 701-794), the New Jersey Law Against Discrimination (N.J.S.A. 10:5-1-30), the New York Human Rights Law (N.Y. Civil Rights Law Section 290, et seq.), or any other applicable state or local employment discrimination statute or ordinance] which he might have or assert against any of said entities or persons (1) by reason of his active employment by AT&T or NCR or the termination of said employment relationship and all circumstances related thereto; or (2) by reason of any other matter, cause or thing whatsoever, from the first date of employment to the date of execution of this A&R."

          If you agree with the foregoing, please sign this Agreement in the space provided below and return the executed copy to me.

                                   Sincerely,


                                   /s/ Hal Burlingame
                                   _______________________________________

Attachment



/s/ L. Nyberg
____________________________________         _____________________________
Acknowledged and Agreed to                                Date
L. Nyberg

                              [LETTERHEAD OF AT&T]



                                 April 18, 1995




Mr. Lars Nyberg
Minister Laan Forty
5631 ND Eindhoven
Holland

Dear Lars:

          This letter completely replaces my April 6 and April 11, 1995 offer letters to you and all other written and oral communications on the subject.

          It gives me great pleasure to offer you a Senior Management position within AT&T Corp. (the "Company" or "AT&T"). In addition to confirming my offer, this letter will detail the terms and conditions of your employment and outline the current major features of AT&T's compensation and benefit plans and practices.

          Assumption of Duties: On or about June 1, 1995, you would assume the position of Chairman and CEO, AT&T Global Information Solutions Company ("AT&T GIS"), reporting to Robert E. Allen, Chairman and CEO, AT&T. You will also be a member of the AT&T Management Executive Committee and the Global Operations Team. It is understood that a start date as late as August 1, 1995 may be required to accommodate your current employment situation. Moreover, since the Company recognizes that you have vacation plans in July, the six month waiting period will be waived for purposes of your 1995 vacation.

          Base Salary: Your initial base salary will be $600,000 per year. This rate will increase annually to reflect individual performance and base salary structure changes applicable to similarly situated Senior Managers. Your first review for your base salary level will be effective March 1, 1996.

          Annual Incentive: The annual incentives for Senior Managers currently take the form of (1) AT&T Performance Award (APA), (2) Merit Award
          (MA), and (3) Unit Performance Award (UPA).

          (1) AT&T Performance Award (APA) is predicated on corporate performance.

          (2) Merit Award (MA) is driven by individual and team contributions.

Mr. L. Nyberg - Page 2


          (3) Unit Performance Award (UPA) is predicated on your organization meeting its financial targets.

          Except as reflected below in the "Guaranteed 1995 Annual Incentive" provision, the Company cannot make any definitive representations regarding the continuation of the APA/ MA/UPA format or the size of individual awards under these plans. The following information, however, will provide a frame of reference regarding the potential size of your annual incentive. Based on your initial base salary, your 1995 target (not actual) APA/MA is $383,000 and your target (not actual) UPA is $207,000. These awards are payable in the first quarter of 1996 and will be prorated to reflect partial 1995 service.

Guaranteed 1995 Annual Incentive Amount: In the event that your earned prorated 1995 APA/MA/UPA (see above provision) is less than $590,000, you will be provided a lump sum that, when combined with your actual earned APA/MA/UPA, will total $590,000. In the event that your earned 1995 APA/MA/UPA is higher than $590,000, you would receive that higher amount and no lump sum would be payable under this Guaranteed 1995 Annual Incentive Amount provision.

          The amount payable under this guaranteed 1995 Annual Incentive provision will not be included as compensation under any employee or Senior Manager benefit plan. It is understood that this minimum guaranteed incentive award for performance year 1995 shall not in any way construed as a precedent for future performance years.

AT&T Long Term Incentive Program:

-- AT&T Performance Shares: Effective within 30 days of your date of hire, you will receive 10,555 AT&T Performance Shares covering the 1995-1997 performance period (payout, if any, is in the first quarter of 1998). This is the 1995 standard grant for your Senior Management position. Historically, such awards have been made annually. Performance Shares, which are equivalent in value to AT&T common shares, are awarded based on position rate at the beginning of a three-year performance period. Payout of from 0% to 150% of such Performance Shares is made in the form of cash and/or AT&T shares at the end of the performance period based on attainment of the Company's return to equity performance criteria as established annually by the Compensation Committee of the Board of Directors. Dividend equivalents are paid quarterly on all undistributed Performance Shares.

Mr. L. Nyberg - Page 3


-- AT&T Stock Options: Effective within 30 days of the date of your hire, you will be awarded 38,484 AT&T Stock Options. This is the 1995 standard grant for your Senior Management position. Historically, standard stock option grants have been made in January of each year to Senior Managers. Currently, the term of the stock option grant is ten years. Assuming continued Company employment, stock options vest as follows: one-third of the options will vest on the first anniversary of the date of grant, one-third on the second anniversary, and one-third on the third anniversary of the date of grant. The option price is 100% of market price on date of grant. As with the Annual Incentive Awards, Long Term Incentives are closely linked with the Company's strategy to meet the challenges of an ever changing marketplace. Accordingly, other than the initial grant, the Company cannot guarantee continuation of the Stock Option plan in its current format, nor can it guarantee annual grant levels to individual participants.

Special Education Arrangement: You will receive an annual cash payment of up to $10,000 to address education costs for your son in Sweden payable each December during the time he is a student. As payment will include an additional tax reimbursement amount sufficient to pay the income and employment taxes that you incur with respect to both the educational reimbursement and the tax reimbursement amount itself.

Hiring Bonus: In order to address certain forfeitures, (e.g., possible 1994 annual incentive amount) prompted by your leaving your current employer and to incent you to join AT&T, the Company will provide you with the following:

          You will be granted the following "Seasoned" AT&T Performance Shares under the Company's Long Term Incentive Program:

          -- 7,397 AT&T Performance Shares (1993-1995 Perfor-mance Period payable 1996)

          -- 8,783 AT&T Performance Shares (1994-1996 Perfor-mance Period payable 1997)

     In the event that the 1996 payout of your AT&T Performance Shares covering the 1993-1995 performance period is less than 100% of the target, you will be provided a special one-time cash lump sum payment equal to the difference between the payout for this three-year cycle at target and the actual payout for the 1993-1995 performance period. This special payment will not be considered

Mr. L. Nyberg - Page 4
     a Performance Share Award under the Long Term Incentive Program. Moreover, it is understood that this special payment shall not in any way be construed as a precedent for future performance periods.

          It is anticipated you will receive a 1994 (payable 1995) annual bonus award from your current employer. However, in the event your current employer does not pay all or a portion of this annual award, the Company will make up the difference, payable in US dollars, at the later of your date of hire or 30 days from receipt of your letter to us indicating the magnitude and circumstances of this forfeiture. It is understood and agreed that you will make all reasonable efforts to secure this annual incentive from your current employer, e.g., exhaust all internal appeals but not including litigation.

Special Individual Award: You will be eligible for a special cash award of $375,000 payable one year from your date of hire, and three additional awards of $375,000 each, payable two, three, and four years, respectively, from date of hire. This Special Individual Award is predicated on continued employment only, except as otherwise treated under the "Severance Benefit" provision below.

Severance Benefit: In the event of any Company initiated termination other than for disability or for "cause" (as defined below), from the effective date of your employment to the day prior to your 56th birthday, you will be entitled to:

          -- A payment equal to the higher of (1) $1,200,000 or (2) 200% of your annual base salary in effect on the date of such termination, such payment to be made in the month following the month of termination.

          -- Any portion of the $1,500,000 cash amount, as described above in the Special Individual Award provision, which is unpaid as of the termination date will be payable in the month following the month of termination.

          -- You will be entitled to the Home Sale Provision under the AT&T Management Relocation Plan (AT&TMRP). With respect to the capital loss provision of the AT&TMRP, you will be reimbursed 100% of the calculated loss (instead of the plan's 90% provision), where the calculated loss will take into account 100% (instead of 50%) of eligible capital improvements (as defined in the plan). The maximum reimbursement provision of the AT&TMRP (i.e., the greater of

Mr. L. Nyberg - Page 5


               $50,000 or 10% of the purchase price plus 50% of eligible capital improvements) will also not be applicable in your situation.

          Such payments and other entitlements, as described above in the Severance Benefit provision, will be conditioned upon your signing a release and agreement not to sue the Company. The form of this release and agreement will be that then in use for AT&T Senior Managers.

          For purposes of this employment letter, "cause" shall be defined as follows: (1) your conviction (including a plea of guilty or nolo contendere) of a felony or any crime or theft, dishonesty or moral turpitude; or (2) gross omission or gross dereliction of any statutory or common law duty of loyalty to the Company or (3) violation of the Company's Code of Conduct.

Senior Management/Employee Benefit Plans: Attachment A is a brief outline describing the employee and special Senior Management benefits in which you will participate.

Special Pension Arrangement: The Company will develop a special individual pension for you (the Special Pension). The minimum service required for eligibility for a pension benefit under this Special Pension will be ten years service with AT&T and/or an affiliate of AT&T). Other than the minimum ten year AT&T service requirement, the provisions of this Special Pension will be generally comparable to the pension benefit arrangement you are now covered under by your current employer provided, however, that the benefit formula of AT&T's Special Pension is reduced to reflect the value of the 4% of base salary employee contribution to your current plan. (You will not be required to make contributions to the Special Pension). The Special Pension formula is 1.82% of your final year's base salary, up to $75,000, plus 1.32% of your final year's base salary in excess of $75,000, multiplied by total years from January 1,
1977 to your retirement from AT&T (prorated to the nearest month). Your initial eligibility for an unreduced immediate pension under the Special Pension is at age 60. However, an immediate reduced pension is available as early as your attainment of ten years of AT&T and/or affiliate service with a 6% reduction per year for each year (prorated to the nearest month) prior to age 60, e.g., a 30% reduction if your retirement occurs on your 55th birthday. Alternatively, if you retire after ten years of AT&T and/or affiliate service prior to age 60, you can defer receipt of your pension until age 60 and avoid the early retirement reduction. The pension benefits payable under the Special Pension will be reduced by:

Mr. L. Nyberg - Page 6

          -- Any pension benefits payable to you by your current and prior employers' pension plans in both Sweden and the Netherlands. It is understood that you will comply with requests from the Company to document your retirement benefits payable from your current and prior employers as well as data relating to your Social Security benefits.

          --   Swedish, Dutch and US Social Security payments.

          -- All benefits payable to you under any qualified and/or non-qualified (SERP, i.e., Special Executive Retirement Plan, including AT&T restricted stock which is considered part of an overall AT&T GIS SERP) retirement/pension plans of AT&T and/or any affiliate of AT&T, other than AT&T and/or AT&T GIS savings plans or the AT&T Senior Management Incentive Award Deferral Plan.

          The above details the most important provisions of the Special Pension. Other details relating to (1) survivor protection, (2) disability benefits, and (3) pension or deferred pension for retirement prior to the above referenced 10 year minimum eligibility requirement, will be addressed when we secure more details regarding comparable provisions to your current pension plan(s). As indicated in Attachment A, however, from your date of hire at AT&T, you will be provided significant disability and death benefit protection under employee and Senior Management plans already in effect and these benefits will be considered when we address what, if any, additional death and disability protection should be incorporated in this Special Pension. Please be assured that we have every intention of working with you to ensure that the final version of the individual Special Pension Arrangement, together with the AT&T/AT&T GIS qualified and non-qualified pension, death and disability plans, will be generally comparable to your current pension arrangement.

          In the event you retire and meet the minimum ten year eligibility requirement for a Special Pension, you will be entitled to the following post-termination ancillary entitlements available to and administered in a manner consistent with then current treatment of Service Pension eligible Senior Managers and in accordance with the terms and conditions then applicable to each Senior Management plan or practice:

          -- 1 times base salary Senior Management Basic Life Insurance Program benefit

Mr. L. Nyberg - Page 7


          -- 1-1/2 times base salary Senior Management Individual Life Insurance (Split Dollar - contributory).

          -- Continuation of outstanding Company Stock Options and Performance Shares (the regular annual grants) but only to the extent such treatment is then (i.e., when you terminate) available to Service Pension eligible Senior Managers.

          -- Continuation of Senior Management Telephone Concession Service but only to the extent such benefit is then available to Service Pension eligible Senior Managers.

          Amounts payable to you under this Special Pension will be made from the Company's operating income.

Relocation Plan: You will be eligible for relocation benefits under a combination of the International Relocation Plan and the AT&T Management Relocation Plan (AT&TMRP) as described in Attachment B. Moreover, if your job responsibilities require a move from Dayton, Ohio, to another AT&T location, e.g., the northern New Jersey area, the capital loss provision of the AT&TMRP (Section 3.R) will be modified for you as follows: You will be reimbursed 100% of the calculated loss (instead of the plan's 90% provision), where the calculated loss will take into account 100% (instead of 50%) of eligible capital improvements (as defined in the plan). The maximum reimbursement provision of the AT&TMRP (i.e., the greater of $50,000 or 10% of the purchase price plus 50% of eligible capital improvements) will also not be applicable in your situation.

          It is agreed and understood that you will not talk about, write about or otherwise disclose the terms of existence of this employment letter or any fact concerning its negotiation or implementation. You may however, discuss the contents of this letter with your spouse, legal and/or financial counselor.

          As indicated in the attached AT&T Non-Competition Guideline (Attachment C), a number of AT&T incentive arrangements and non-qualified pension and benefit plans are subject to non-competition constraints.

          This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or

Mr. L. Nyberg - Page 8


written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at AT&T is by mutual consent ("Employment-At-Will"). This means that managers have the right to terminate their employment at any time and for any reason. Likewise, the Company reserves the right to discontinue your employment with or without cause at any time and for any reason.

          The incentive plans as well as the employee and Senior Management benefit plans, programs and practices as briefly outlined in this letter, reflect their current provisions. Payments and benefits under these plans and programs, as well as other payments referred to in this letter, are subject to Internal Revenue Service rules and regulations with respect to tax withholding and reporting, and will not be grossed-up for taxes unless specifically stated. The Company reserves the right to discontinue or modify any such plans, programs and practices. Moreover, the very brief summaries contained herein are subject to the terms of such plans, programs and practices.

          For purposes of the Senior Management and employee benefit plans, the definition of compensation is as stated in the plans. Currently, pensions at AT&T are based on base salary and annual incentives. Other benefits are based on either base salary or base salary plus annual incentives. All other compensation and payments reflected in this offer, e.g., Hiring Bonus, Special Individual Award, Relocation, Long Term Incentives, are not included in the calculation of employee or Senior Management benefits (except for the AT&T Incentive Deferral Award Plan, which currently permits the deferral of Annual Incentives and Performance Shares).

          An attorney, whose practice is limited to immigration and nationality law, will be retained, at the Company's expense, to assist your efforts to secure the appropriate work visa in the United States. A tax gross-up will also be provided to the extent the cost of such service is deemed imputed income to you. Of course, the Company will provide all needed documentation to facilitate these visa endeavors.

          It was my hope that at the outset of your employment you could be elected an officer of AT&T Corp. As discussed, however, there is one legal issue that precludes us from making you an officer of AT&T Corp. It is the firm intention of Bob Allen and myself to take all reasonable steps that would permit your election in the future as an officer of AT&T Corp. It is likely that we will need to seek the consent of the US government to accomplish this, and such consent would not be forthcoming by the date we hope to bring you on board, e.g., within the next month assuming your current

Mr. L. Nyberg - Page 9


employer will not demand adherence to the three month notification period. Accordingly, in the interim, you will be hired as an employee and officer of AT&T Global Information Solutions (AT&T GIS). As indicated in the first page of this offer of employment, you will report to Mr. Allen and be a member of the AT&T Management Executive Committee (MEC) and the Global Operations Team. For purposes of your basic employee benefits (e.g., medical, group term life insurance) you will be covered under AT&T GIS plans and programs. However, for purposes of both Annual Incentives (i.e., APA, MA, UPA) and Long Term Incentives (i.e., AT&T Stock Option and AT&T Performance Shares), you will be covered by AT&T practices applicable to the other members of the MEC. Moreover, you will be covered by the special AT&T Senior Management plans (e.g., deferral, disability and individual life insurance plans) applicable to your colleagues on the MEC. In some cases these are stand-alone benefit plans, while in other cases they are "wrap around" plans which will supplement the AT&T GIS employee benefits.

          You have informed us that your current employer has restrictions on competitive employment. However, you have confirmed that your proposed employment responsibilities with AT&T are not competitive with your current employer nor do they contravene any such restrictions. Accordingly, in the event that litigation is commenced, the Company agrees to indemnify you for all costs (including potential damages as well as litigation costs) relating to any action brought by your current employer related to: (1) your termination of employment with such employer and/or (2) your employment with the Company. In addition, in the event that your employment with the Company causes you to forfeit all or part of the stock option grant you had planned to exercise on April 26, 1995, the Company will reimburse such forfeiture, after your diligent and reasonable efforts to ensure compliance with this entitlement. The reimbursement from the Company would be payable within 30 days of the later of (1) your date of hire, or (2) our receipt of a letter from you quantifying and detailing the circumstances of such forfeiture, and outlining your efforts in this regard with your current employer.

          By your acceptance of this offer, you agree that no trade secret or proprietary information belonging to your current employer will be disclosed or used by you at AT&T, and that no such information, whether in the form of documents, memoranda, software, drawings, etc., will be retained by you or brought with you to AT&T.

Mr. L. Nyberg - Page 10


          Lars, I feel the package we have developed for you is attractive and anticipates that you will make a critical contribution to the business as it develops over the coming years. We look forward to having you join us. If you have any questions, please don't hesitate to call me or Marty O'Donnell on (908) 221-3596.

          If you agree with the foregoing, please sign this letter by April 28, 1995 in the space provided below and return the original executed copy to me.

                              Sincerely,


                              /s/ Hal Burlingame
                              _____________________________________


Attachments


/s/ Lars Nyberg                                      27 April 1995
____________________________________            ________________________
  Acknowledged and Agreed to                              Date
  L. Nyberg

                                                                    ATTACHMENT A
                                                                       L. Nyberg


                                 BENEFIT SUMMARY

Combines Mid Career, Employee and Senior Management Benefits

MEDICAL                    -  Company provided coverage during first two months

                           - Eligible to enroll in Personal Choice Flex Benefit Plan.

                           - Under the Flex Plan, there are different levels of coverage and plans from which to elect (i.e., Medical, Dental, Dependent Life Insurance, Reimbursement Accounts, etc.).

DEATH BENEFITS             -  Minimum 15% of Pay* for spouse's lifetime until
                              pension plan for employees generally exceeds such percentage

                           - 1 x Salary Company Paid Senior Management Basic Life Insurance Program

                           - 1 or 1.5 x Salary Employee/Company paid Senior Management Individual Life Insurance

                           - Up to 2 x Salary Employee Paid Group Term Life Insurance

                           - 2 x Base Salary Company paid Group Term Life Insurance (Max. $1.2 million)

SICKNESS DISABILITY        -  52 weeks at full salary

LONG TERM                  -  60% of Salary LTD benefit to age 65 is provided
DISABILITY                    by Company.  Option to elect an additional 10%
                              through Flex program with employee contribution for the additional 10%

VACATIONS                  -  5 weeks vacation annually after six months
                              service

SAVINGS PLAN               -  Eligible to enroll after one year anniversary of
                              Company service; Company matches 75% of employee contribution up to first 3% of Salary and 50% for the next 3%

DEFERRAL PLAN              -  Option to defer Short and Long Term
                              Incentives (i.e., Performance Shares and dividend equivalents). Current interest rate is 10 year U.S. Treasury notes plus 5%**.


FINANCIAL                  -  May participate in Financial Counseling program
COUNSELING                    utilizing one of three approved firms (Asset
                              Management Group, Ayco and Coopers & Lybrand) for investment advice, tax advice and preparation, estate planning, will and trust preparation.

TELEPHONE                  -  100% of Inter-LATA long distance
CONCESSION                    charges and International Calls (excluding Cuba
                              and North Korea) and 100% on certain Intra-LATA long distance calls.

AUTOMOBILE                 -  Company provided leased U.S. automobile, e.g.,
                              Cadillac Seville, Oldsmobile Aurora, Jeep Grand
                              Cherokee, Lincoln Town Car, etc. The Company provides insurance and maintenance. Employee pays for gasoline. Fair market value of the lease imputed annually to the employee.

          *  Base salary plus annual incentive awards (APA/UPA/MA)

          ** Interest rate established by AT&T Board and subject to change from time to time

Terms and conditions of Employee, Senior Management and Mid-Career Benefit plans, programs and practices, are subject to change by the Company. The above is only a very brief outline of such benefit plans, programs and practices. Actual entitlements will be determined by the legal documents governing these plans, programs and practices. If there is any conflict between the information presented in this outline and such legal documents, the legal documents will govern.

                                                                          4/4/95

                                                                    ATTACHMENT B
                                                                       L. Nyberg

                             RELOCATION PLAN OUTLINE



Lump Sum Payment           Paid in advance based on an individual formula which
                           includes home search trips, interim living costs, meals, transportation, lodging, etc., for employee and family

Enroute Expenses (Day(s)   Travel expenses to U.S. for employee and family
of Move)                   members

Miscellaneous Household    1 month new salary*
Allowance

Home Sale Closing Costs    Selling Commissions, Notary Fees, Recording Fees.
                           Also, assistance in selling home through the Managed
                           Sale Program of EuroHome Corporate
                           Services

Loan For Down Payment      Interest free loan up to 95% of the estimated equity
(Equity Advance)           in prior home

Home Purchase Closing Cost Most fees paid, e.g., attorneys, recording loan origination/discount points (maximum 2 pts.)

Moving/Storage             Packing, moving and unpacking of household goods Two
                           40 Foot surface container plus 2000 pounds air shipment

Appliance purchase         Reimbursement for major appliance purchase when not
                           provided as part of housing. Includes refrigerator, stove/oven, washer/dryer, dish washer and microwave oven.

Automobile Loss            Reimbursement for the loss on sale of up to two
                           personally owned automobiles

Tax Gross-Up               For non-deductible moving expense reimbursements
                           (Misc. Allowance not included)


*  5% of new annual salary if renting at the new location.

The above is only a brief outline of such benefits. Any benefits or rights will be determined by the specific plan provisions as they apply in each case.

                                                                          4/3/95